Exhibit 99.1

NEWS RELEASE

Contact:

Michael Kady

For Release:

Immediate

1-800-345-9680

Quipp Announces Third Quarter Results

Miami, FL, October 27, 2004 – Quipp, Inc. (NasdaqNM: QUIP) reported moderately higher revenues for the quarter ended September 30, 2004, but reduced operating results as compared to the third quarter of 2003.

In the recently completed quarter, the Company recorded a net loss of $28,000 ($0.02 per basic and fully diluted share) compared to net income of $55,000 ($0.04 per basic and fully diluted share) during the same period of 2003.  Revenues increased 7% to $5,169,000 from the $4,816,000 recorded in last year’s third quarter.

Through the first nine months of 2004, net income has totaled $213,000 ($0.15 per basic and fully diluted share).  During the same period of last year, Quipp reported a net loss of $121,000 ($0.09 per basic and fully diluted share).  Revenues for the nine months amounted to $17,897,000 reflecting a 36% improvement from last year’s $13,145,000.

“Year-to-date revenues reflect longer lead time orders that were booked during the second half of 2003,” according to Michael Kady, President and Chief Executive Officer of Quipp. “We entered the current year with a strong backlog and a very busy production schedule. While a first quarter decline in customer demand was anticipated, we expected order bookings to increase as the year progressed.  Unfortunately, new orders have not met expectations, as some newspapers appear to be delaying orders for post-press capital equipment.”

New orders booked in the third quarter amounted to $3,983,000 compared to $8,578,000 in the same period of a year ago.  Mr. Kady pointed out that, “We believe the relatively strong order rate in the third quarter of 2003 reflected some pent-up demand as the newspaper industry emerged from the sharp downturn of 2001 and 2002.” The order backlog amounted to $7,119,000 as of September 30, 2004 reflecting a decline from $8,305,000 at June 30, 2004 and $10,783,000 at September 30, 2003.

Mr. Kady also commented that, “Third quarter financial results were adversely affected by underabsorption of fixed overhead, delays in revenue recognition related to certain ongoing projects, and higher than expected costs related to custom software development.”

According to Mr. Kady, “Quipp’s quotation activity has been quite healthy during the past quarter, and we believe that our market share remains stable.  Some newspapers have advised us, however, that they have decided to delay certain projects as a result of a slower than expected recovery in advertising revenues. Also, there remains some uncertainty regarding the extent and ultimate impact of the circulation overstatement scandal affecting a few media groups. We are hopeful that, as newspaper advertising revenues continue to rise, and confidence in reported circulation numbers is regained, our customers will return to a more normal level of capital investment in their post-press operations.”

In addition, Mr. Kady commented that, “Due to the slow incoming order rate in the third quarter, we implemented a one week plant shutdown followed by shortened work weeks for production personnel. We also closed operations for two days as a result of local hurricane conditions.”

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
(000's omitted, except per share data)	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net Sales	$ 5,169	$ 4,816	$ 17,897	$ 13,145

Net (Loss) Income	$ (28)	$ 55	$ 213	$ (121)

Basic and diluted (loss) earnings per share	$ (0.02)	$ 0.04	$ 0.15	$ (0.09)

Quipp, Inc., through its subsidiary, Quipp Systems, Inc., designs, manufactures, and installs material handling systems and equipment to facilitate the automated assembly, bundling and movement of newspapers from the printing press to the delivery truck.

CAUTIONARY STATEMENT:  This press release contains forward-looking statements that address, among other things, growth rates of newspaper advertising revenue, confidence in reported circulation numbers, and capital investment by Quipp’s customers. Actual results could differ materially from those described in the forward looking statements due to, among other things, economic conditions generally and in the newspaper industry specifically, unanticipated declines in newspaper advertising revenues, any additional instances of erroneous newspaper circulation reports, continued delays in capital equipment orders by newspapers, competition, and fluctuations in incoming orders.